Exhibit 99.2

KNOXVILLE, Tenn., April 4 /PRNewswire-FirstCall/ -- Provectus Pharmaceuticals Inc. (OTC Bulletin Board: PVCT - News), an innovative pharmaceutical company engaged in the research and development of breakthrough technologies for psoriasis, breast cancer and other serious diseases, announced that it has retired its existing convertible debt instrument with Cornell Capital Partners, LP, and that the standby equity line in place with Cornell has been cancelled. Retiring the convertible debt and canceling the equity line will have the cumulative effect of canceling 4.3 million unissued registered shares.

Provectus CEO Dr. Craig Dees commented, "There are numerous benefits to retiring this existing debt instrument, including the elimination of an adjustable conversion price and the limitation of potential future dilution. The canceling of the equity line further limits potential future dilution. We very much value Cornell's assistance and confidence as an investor during the past year."

About Provectus Pharmaceuticals Inc.

Provectus Pharmaceuticals Inc. is a pioneering pharmaceutical company actively engaged in the design, development and marketing of pharmaceutical technologies for the treatment of liver, breast and prostate cancer and metastatic melanoma. In addition, Provectus is developing treatments for chronic skin diseases such as psoriasis.

Provectus' patented approach targets abnormal or diseased cells in its design of treatments for dermatological diseases, in particular, chronic, severe cases of psoriasis and eczema. Clinical studies are already in process for the Company's topical agent Xantryl(TM).

In addition, certain skin cancers may be targeted and treated more safely and effectively using Xantryl(TM). Although still in the early stages of development, pre-clinical studies have shown that Provecta(TM), when injected directly into a tumor, not only kills the treated tumor but also may protect against its spreading throughout the body.

The Company's offices and laboratory are located at 7327 Oak Ridge Highway, Suite A, Knoxville, TN 37931; telephone: 865 769 4011. For more information, contact the Company at info@pvct.com or visit the corporate Web site: http://www.pvct.com .

Forward-looking Statement

This release and others statements issued or made from time to time by the company or its representatives contain comments that may constitute forward-looking statements. Those include statements regarding the intent, belief or current expectations of the company and members of its management teams, as well as the assumptions on which the statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward- looking statements.

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Source: Provectus Pharmaceuticals Inc.